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                 September 2, 2022

       Chris C. Kemp
       Chief Executive Officer and President
       Astra Space, Inc.
       1900 Skyhawk St
       Alameda, CA 94501

                                                        Re: Astra Space, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed August 26,
2022
                                                            File No. 333-267113

       Dear Mr. Kemp:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Arthur Tornabene-Zalas at (202) 551-3162 or Irene Barberena-Meissner,
       Staff Attorney, at (202) 551-6548 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Katheryn Gettman, Esq.